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                                                                    EXHIBIT 99.1

                 PRELIMINARY COPY OF LETTER TO SHAREHOLDERS OF
                        SOUTHWEST NATIONAL CORPORATION
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                 [Letterhead of Southwest National Corporation]


                                 October __, 1998

Dear Shareholder:

A Special Meeting of the Shareholders of Southwest National Corporation ("Southwest") will be held at its main office, 111 South Main Street, Greensburg, Pennsylvania, on Tuesday, December [8], 1998 at [10:00 A.M.]

The purpose of the Special Meeting is to consider and vote upon the Agreement and Plan of Merger (the "Plan of Merger") providing for the merger of Southwest with and into First Commonwealth Financial Corporation ("FCFC"). FCFC is a bank holding company with its principal office in Indiana, Pennsylvania. Through its bank and non-banking subsidiaries, FCFC currently offers a full range of consumer, commercial loan and deposit services, as well as related products, in 19 Pennsylvania counties.

If the merger is approved, Southwest shareholders will receive 2.9 shares of FCFC Common Stock for each share of Southwest Common Stock owned by them. Your attention is directed to the attached Proxy Statement/Prospectus which contains a more complete description of the terms of the proposed merger and provides detailed financial, business and other information concerning Southwest and FCFC.

The Board of Directors of Southwest has carefully considered the Plan of Merger and believes that the proposed merger is in the best interests of Southwest and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PLAN OF MERGER.

The affirmative vote of the holders of a majority of the shares of Southwest Common Stock voting at the Special Meeting is necessary for approval of the Plan of Merger. Your vote is important regardless of the number of shares you own. We urge you to participate in this significant development by marking, signing, dating and returning promptly the enclosed proxy card in the accompanying postage paid, pre-addressed envelope, whether or not you plan to attend the Special Meeting. You will retain the right to vote your shares in person at the Special Meeting if you so desire.

                                         Sincerely yours,


                                         ----------------------------
                                         David S. Dahlmann, President
                                         and Chief Executive Officer